Exhibit 99.1

FOR RELEASE: 4:01 PM EASTERN, MARCH 9, 2011
Molycorp Reports 4Q 2010 Results: Project Phoenix Launched Ahead of Schedule; Revenue Up 154%; Volumes Up 20%
Fourth Quarter Highlights
•	Revenue rose 154% from Q3 2010 to $21.7 million.

•	Volume sold rose 20% from Q3 2010 to 638 metric tons.

•	Secured all critical environmental permits to start Project Phoenix.

•	Mining operations resumed for first time since 2002.

•	Commenced construction of new processing facility ahead of schedule.

•	Secured supply agreements covering 100% of expected 2011 production.

•	Letter of intent with Hitachi Metals to pursue joint ventures to produce rare earth alloys and magnets in the U.S. by 2012.

•	MOU for supply agreement with Sumitomo Corporation, which includes $130 million in financing for Molycorp.
Full Year 2010 Highlights
•	Revenue rose 396% to $35.2 million.

•	Volume sold rose 45% to 1,883 metric tons.

•	Company increased the diversity of products produced and sold.

•	Invited by the U.S. Department of Energy (DOE) to advance to the second round of consideration for a federal loan guarantee.
Greenwood Village, CO — March 9, 2011 — Colorado-based Molycorp, Inc. (NYSE: MCP) today announced financial and operating performance for the fourth quarter and full year 2010.
Revenues in 4Q 2010 rose 154% to $21.7 million compared to 3Q 2010 revenues. Compared to 4Q 2009, revenues rose 885%. Both sequential and annual growth was driven by a combination of increased sales volume and significantly higher pricing.
Net loss in 4Q 2010 was ($7.9 million). However, excluding special items and certain non-cash accounting charges attributable to stock-based compensation and equipment write-offs, Molycorp generated positive earnings of $2.2 million, or $0.03 per share, in 4Q 2010.

Molycorp Reports 4Q 2010 Results	Page 2
The Company sold approximately 638 metric tons of rare earth oxide (REO) products in the fourth quarter 2010, a 20% increase compared to 3Q 2010, and a 37% increase from the approximately 467 metric tons sold in 4Q 2009. The Company realized an average sales price of approximately $34.02 per kilogram, compared to an average sales price of $16.10 per kilogram in 3Q 2010, and an average sales price of $4.72 per kilogram for 4Q 2009. Average sales prices have continued to increase significantly in 1Q 2011.
“Molycorp realized significantly higher sales volumes and revenue in the fourth quarter of 2010,” said Mark Smith, Molycorp President and Chief Executive Officer. “Our ability to produce 3,000 tons per year from our current facility is allowing us to benefit from today’s dramatically higher rare earth prices. We are in a great position to capture this increased revenue now, even as we construct our new, state-of-the-art processing facility and develop our integrated mine-to-magnets manufacturing supply chain.”
“This integrated rare earth supply chain is expected to position Molycorp to operate as one of the world’s lowest-cost producers and to capture new markets created by rising rare earth demand and China’s continuing restriction of rare earth exports,” Smith said.
“Rising demand and reduced Chinese exports have created extraordinarily tight market conditions,” Smith explained. “In 2010, China exported approximately 30,258 metric tons, which compared to demand outside of China in 2010 of about 55,000 tons. This gap in supply and demand is expected to worsen in 2011, as independent forecasts predict that full year 2011 export quotas will total less than 30,000 metric tons, compared to total demand outside of China of about 60,000 metric tons. That points to a high likelihood of shortages of many rare earth products.”
Smith noted that senior government leaders in China consistently stress China’s intent to continue to restrict rare earth exports, and the possibility of China becoming a net rare earth importing nation by 2015.
“These dynamics are why we believe rare earth pricing will remain robust for the foreseeable future,” Smith added. “It also is why Molycorp recently committed to expanding its production capacity from 19,050 metric tons per year in 2012 to 40,000 metric tons per year, which we expect to achieve in 2013. That will position Molycorp to capture new markets and customers, and benefit from continued strong pricing.”
Fourth Quarter 2010 Financial Results
The table below sets forth approximate volume and revenue sold in the fourth quarter.

	Revenue (millions)		Metric Tons Sold
Product	Q4 2010	Q4 2009	Q4 2010	Q4 2009
Ceric Hydrate	$7.2	—	151	—
Didymium Oxide (includes metal)	$6.3	—	120	—
Lanthanum Products	$5.6	$2.0	280	460
Other	$2.6	$0.2	87	7

Molycorp Reports 4Q 2010 Results	Page 3
NOTE: Throughout this release, Molycorp’s adjusted, or non-GAAP, financial performance is discussed. These measurements reflect how the management and directors of Molycorp analyze the business on a daily basis. The adjusted measurements segregate certain non-cash items such as stock-based compensation and certain special items. While management seeks to understand the business from a cash flow perspective, these non-cash and other charges are important to understanding the Company’s performance over the long-term. Therefore, readers are highly encouraged to review the non-GAAP to GAAP reconciliation supplied at the end of this release.
Actual and adjusted 4Q 2010 cost of goods sold were $16.6 million and $13.5 million, respectively. These compare to cost of goods sold of $7.7 million in 3Q 2010 and $6.9 million in 4Q 2009. Adjusted gross margin percentage for 4Q 2010 was 37.7%, an improvement of approximately 28 percentage points from the gross margin of 9.3% in 3Q 2010. The increase in gross margin percentage is primarily attributable to continuing increases in the market prices for REO. The adjusted gross margin percentage for 4Q 2010 excludes a $3.1 million impairment charge related to our current mill and crusher assets, due to the decision to replace rather than refurbish those assets.
Selling, general, and administrative expense (excluding depreciation and amortization) for 4Q 2010 was $5.9 million, compared to $4.1 million in 3Q 2010 and $4.1 million in 4Q 2009. 4Q 2010 selling, general and administrative expenses reflect increased personnel and other expenses associated with operating as a publicly traded company, preparation for commencement of the Mountain Pass modernization project, and other business development activities. The Company also recognized stock-based compensation expense of $7.1 million in 4Q 2010.
Adjusted net income for 4Q 2010 was $2.2 million, or $0.03 per diluted share. This compares to an adjusted net loss of ($3.6 million), or ($0.05) per share, for 3Q 2010, and a net loss of ($9.1 million), or ($0.22) per share, for 4Q 2009.
Full Year 2010 Financial Results
Sales for 2010 rose 396% to $35.2 million, compared to $7.1 million for 2009 with our diversification into sales of REO products with relatively higher prices and higher sales volume. Growth was driven primarily by generally higher prices for REO products.
The table below sets forth approximate volume and revenue sold for the full year 2010.

	Revenue (millions)		Metric Tons Sold
Product	2010	2009	2010	2009
Ceric Hydrate	$8.7	—	203	—
Didymium Oxide (includes metal)	$9.0	—	199	—
Lanthanum Products	$13.6	$6.4	1,297	1,267
Other	$3.9	$0.7	184	35
Actual and adjusted cost of goods sold for 2010 were $35.9 million, and $32.8 million respectively, compared to $21.8 million in 2009. Actual and adjusted gross margin percentages for 2010 were

Molycorp Reports 4Q 2010 Results	Page 4
(2.1% ) and 6.7% respectively, compared to actual gross margin percentage of (207.1%) in 2009. The improvement in gross margin percentage is primarily attributed to higher market prices for REO and a reduction in lower-of-cost or market inventory write-downs, partially offset by costs associated with the temporary shut-down of our processing facility and the transition to our second pilot processing campaign in the first and second quarters of 2010. In addition to the cost of processing material from inventory, cost of goods sold includes the value allocated to inventory when the Company purchased the Mountain Pass operation in 2008, the cost of other purchased inventory, and write-downs of inventory to estimated net realizable value.
Selling, general, and administrative expense (excluding depreciation and amortization) for 2010 was $18.8 million, an increase of $6.4 million from $12.4 million in 2009. The increase was primarily due to the hiring of additional employees, as Molycorp grew from 116 employees to 168 employees in 2010, and higher accounting, legal, and other professional services fees attributable to operating as a publicly traded company, preparation for commencement of the Mountain Pass modernization project, and other business development activities. The Company also incurred stock-based compensation expense of $28.7 million in 2010.
Actual and adjusted net loss in 2010 were ($49.1 million) and ($17.3 million), or ($0.79) and ($0.28) per share, respectively. This compares with an adjusted net loss of ($28.3 million), or ($0.72) per share, for 2009.
Project Phoenix Milestone Achievements
In the fourth quarter and into 2011, the Company achieved all scheduled milestones in its development plan, in addition to several others:
☑	The Company secured all critical government permits necessary to proceed with construction of its new, state-of-the-art rare earth oxide manufacturing facility at Mountain Pass, California.

☑	The Company broke ground, ahead of schedule, on construction of its new manufacturing facility.

☑	The Company recommenced mining operations for the first time since 2002.

☑	The Company secured supply agreements covering 100% of expected 2011 production of at least 4,000 metric tons.

☑	In November 2010, the Company entered into a contract to supply W. R. Grace & Co. with a significant amount of REOs, primarily lanthanum concentrate, through mid-2012. The Company also entered into a second contract to supply Grace with approximately 75% of our lanthanum production per year (based on our initial planned capacity) for a three-year period commencing upon the achievement of expected annual production rates under our initial modernization and expansion plan. The contract may be extended at Grace’s option for an additional three-year period. Product under the long-term contract

Molycorp Reports 4Q 2010 Results	Page 5
will be supplied at market-based prices, subject to minimum pricing that covers Molycorp’s cost of production plus a profit margin.

☑	In December 2010, the Company entered into a Memorandum of Understanding (MOU) with Sumitomo Corporation. If the definitive agreements contemplated by the memorandum of understanding are executed, the Company expects to provide Sumitomo with 1,500 to 1,750 metric tons per year of cerium and lanthanum-based products, and 250 metric tons per year of didymium oxide for a period ending five years after the completion of our initial modernization and expansion plan. Product will be supplied at market-based prices, subject to minimum pricing. In addition, the MOU contemplates the purchase by Sumitomo of $100 million of Molycorp common stock, and a $30 million long-term loan to Molycorp.

☑	In December 2010, the Company entered into a non-binding letter of intent with Hitachi to form joint ventures for the production of neodymium-iron-boron (NdFeB) rare earth alloys and magnets in the United States and to acquire a license for certain technology related to the production of rare earth metals, alloys, and magnets. Our proposed joint venture with Hitachi would provide us with access to the technology, people, and facilities to convert our rare earth materials into alloys and high-performance NdFeB permanent rare earth magnets in the U.S. by the end of 2012.

☑	In January 2011, our Board of Directors approved the execution of Phase 2 of our modernization and expansion plan. Upon the anticipated completion of Phase 2 in 2013, the Company expects to be able to produce up to approximately 40,000 metric tons of REO per year.

☑	On February 7, 2011, Molycorp completed a public offering of Series A Mandatory Convertible Preferred Stock, realizing net proceeds from the offering of approximately $173 million.

☑	The Company was invited by the U.S. Department of Energy (DOE) to advance to the second round of consideration for a federal loan guarantee administered by DOE under Title XVII of the Energy Policy Act of 2005.

☑	The Company announced that John Bassett, the former President of Seadrift Coke L.P., joined the Company as a corporate officer and Vice President of Operations. A veteran of 38 years in the operations and manufacturing sectors, Mr. Bassett will be responsible for overseeing all of Molycorp’s operations.

☑	The Company announced that Doug Jackson, former President and CEO of Dyno Nobel, joined the Company as a corporate officer and Vice President of Business Development. Mr. Jackson brings over 19 years of experience in establishing new business opportunities both domestically and internationally.

Molycorp Reports 4Q 2010 Results	Page 6
Liquidity and Capital Expenditures
Under Phase 1 of Project Phoenix and its “mine-to-magnets” project, the Company intends to spend approximately $531 million through the end of 2012 to restart mining operations, construct and refurbish processing facilities at the Mountain Pass facility, and expand into metal, alloy and magnet production. Additionally, we will begin to incur expenditures during 2011 under our Phase 2 expansion plan, which is expected to increase our production capacity to approximately 40,000 metric tons per year by the end of 2013. The Company expects to incur an additional $250 million in capital costs for the Phase 2 expansion, resulting in total capital expenditures of approximately $781 million. This capital spending plan does not include capitalized interest, or corporate, selling, general, and administrative expenses, which the Company estimates to be an additional $20 million to $25 million per year.
The Company has secured, or is in the process of securing, the capital to fund the Phase 2 expansion. The July 2010 initial public offering provided approximately $360 million, after giving effect to the use of $18.2 million for surety bonds. The proceeds from the recently completed offering of mandatory convertible preferred stock provided another $173 million. If consummated, the December 2010 agreement with Sumitomo will provide another $100 million of equity financing and $30 million of debt financing. The Company expects to fund the balance of its capital needs with traditional debt financing, project financing, additional offerings, and/or government programs, including the DOE loan guarantee program.
The Company’s Chief Financial Officer, Jim Allen, stated: “We are pleased with the results of our offering of convertible preferred stock, and are confident in our ability to complete our capital raising program. Considering available net proceeds from equity offerings of approximately $533 million, and with good visibility on another $130 million, we are confident we have sufficient alternatives to raise the remaining capital needed to fully fund Project Phoenix. While timing is never assured, we believe we can complete our project capital raising initiatives in 2011.”
Business Outlook
For the remainder of 2011 and for the foreseeable future, the Company anticipates that the Chinese government will follow through on its announced intent to continue to limit the quantity of rare earth oxides available outside of China. In addition to reduced export quotas, the Company believes that the following factors and expected actions by the Chinese government will further restrict production and supplies available for export:
•	China will continue to successfully curb the illegal export of rare earths;

•	China will enforce production quotas because of concerns about limited reserves;

•	China will continue to coordinate pricing at the federal level in an effort to shore up rare earth prices;

•	China will continue to force industry consolidation;

•	China will continue to increase environmental oversight and enforce tougher environmental controls over rare earth producers; and

Molycorp Reports 4Q 2010 Results	Page 7
•	China’s internal consumption of rare earths will continue to increase as it Gross Domestic Product increases.
Additionally, further restricting global supply is the diversion of current rare earth production into strategic stockpiles. China recently announced a national stockpile program, as did South Korea, and Japan is increasing its national stockpile program.
Investor Conference Call
Molycorp will conduct a conference call today to discuss these results at 4:30 p.m. EST, hosted by Mark Smith, Chief Executive Officer, and Jim Allen, Chief Financial Officer. Investors interested in participating in the live call from within the USA should dial +1 (888) 576-4394 and reference confirmation number 7735109. Those calling from outside the USA should dial +1 (719) 325-2395 and use the same confirmation number. A telephone replay will be available approximately two hours after the call concludes through Wednesday, March 23, 2011 by dialing +1 (877) 870-5176 from the U.S., or +1 (858) 384-5517 from international locations, and entering passcode: 7735109. There will also be a simultaneous live audio webcast available on the Investor Relations section of the Company’s website at www.molycorp.com. The webcast will be archived on the website for 365 days.
About Molycorp
Colorado-based Molycorp, Inc. is the only REO producer in the Western Hemisphere and currently produces approximately 3,000 metric tons of commercial rare earth materials per year. Following the execution of Molycorp’s “mine-to-magnets” strategy and the expected 2012 completion of Phase 1 of its modernization and expansion efforts at its Mountain Pass, California processing facility, Molycorp expects to produce at a rate of approximately 19,050 metric tons of REO equivalent per year. The Company expects to achieve an annual production capacity by the end of 2013 of approximately 40,000 metric tons of REO equivalent per year after the completion of Phase 2. Molycorp intends to provide to the market a range of rare earth products, including high-purity oxides, metals, alloys, and permanent magnets.
Additional Information

Company:	Gary T. Dvorchak, CFA
Jim Allen	Senior Vice President
Chief Financial Officer	+1 (310) 954-1123
+1 (303) 843-8058	Gary.Dvorchak@icrinc.com
James.Allen@Molycorp.com

Investor Relations:
ICR, LLC

Molycorp Reports 4Q 2010 Results	Page 8
MOLYCORP, INC.
(A Company in the Development Stage)
Condensed Consolidated Balance Sheets (Audited)
(In thousands, except share amounts)

	Dec 31, 2010	Dec 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$316,430	$6,929
Trade accounts receivable	16,421	1,221
Inventory	20,511	8,545
Prepaid expenses and other	1,759	1,825

Total current assets	355,121	18,520

Non-current assets:
Deposits	$26,200	$—
Property, plant and equipment, net	93,966	66,352
Inventory	5,212	12,090
Intangible asset, net	639	704
Investments	111	—

Total non-current assets	126,128	79,146

Total assets	$481,249	$97,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$13,009	$2,886
Accrued expenses	4,225	5,944
Short-term borrowing — related party	3,085	—
Current portion of asset retirement obligation	393	693

Total current liabilities	20,712	9,523

Non-current liabilities:
Asset retirement obligation	$12,078	$13,509
Other non-current liabilities	257	19

Total non-current liabilities	12,335	13,528

Total liabilities	$33,047	$23,051

Stockholders’ equity:
Common stock, $0.001 par value; 350,000,000 shares authorized at December 31, 2010; 82,291,200 and 0 shares outstanding	82	—
Class A common stock, $0.001 par value; 0 and 60,000,000 shares authorized at December 31, 2010 and December 31, 2009, respectively; 0 and 44,998,185 shares outstanding at December 31, 2010 and December 31, 2009, respectively	—	45
Class B common stock, $0.001 par value; 0 and 4,000,000 shares authorized at December 31, 2010 and December 31, 2009, respectively; 0 and 0 shares outstanding at December 31, 2010 and December 31, 2009, respectively	—	—
Additional paid-in capital	539,866	117,231
Deficit accumulated during the development stage	(91,746)	(42,661)

Total stockholders’ equity	448,202	74,615

Total liabilities and stockholders’ equity	$481,249	$97,666

Molycorp Reports 4Q 2010 Results	Page 9
MOLYCORP, INC.
(A Company in the Development Stage)
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Unaudited		Audited
	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Sales	$21,702	$2,204	$35,157	$7,093
Operating costs and expenses:
Cost of goods sold	(16,634)	(6,889)	(35,902)	(21,785)
Selling, general and administrative	(5,923)	(4,064)	(18,774)	(12,444)
Stock-based compensation	(7,079)	—	(28,739)	(241)
Depreciation and amortization	(80)	(68)	(319)	(191)
Accretion expense	(217)	(251)	(912)	(1,006)

Operating loss	(8,231)	(9,068)	(49,489)	(28,574)

Other income (expense):
Other income	75	57	155	181
Interest income (expense)	256	(84)	249	(194)

Net loss	$(7,900)	$(9,095)	$(49,085)	$(28,587)

Weighted average shares outstanding (Common shares) (1)
Basic	81,509,452	41,589,904	62,332,054	39,526,568

Diluted	81,509,452	41,589,904	62,332,054	39,526,568

Loss per share of common stock:
Basic	$(0.10)	$(0.22)	$(0.79)	$(0.72)

Diluted	$(0.10)	$(0.22)	$(0.79)	$(0.72)

(1)	Weighted average shares outstanding include the retroactive treatment of exchange ratios for conversion of Class A common shares and Class B common shares to common stock in conjunction with the IPO.

Molycorp Reports 4Q 2010 Results	Page 10
Supplemental Information — Non-GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), Molycorp also discloses the total and per share amounts of adjusted net income (loss) before income tax, as well as adjusted cost of goods sold and gross margin percentage. These non-GAAP measures are provided for additional information only and they should not be considered in isolation or as a substitute for any financial measures under GAAP. Other companies may define similar measures differently.
Adjusted net income (loss), including the related per share amount, and adjusted gross margin percentage are determined by adjusting the corresponding GAAP measure for certain significant non-cash or special items. Molycorp’s management believes the use of these non-GAAP measures provides investors and analysts with useful additional information for the analysis of the Company’s fundamental operations on a recurring basis.
Adjusted Net Income (Loss)
(in thousands, except per share data)

			Three months
	Three months ended		ended	Years ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009

GAAP net loss	$(7,900)	$(9,095)	$(10,145)	$(49,085)	$(28,587)
Stock-based compensation	7,079	—	6,527	28,739	241
Asset impairments	3,114	—	—	3,114	—
Net (gain)/loss on asset sales	(72)	—	—	(59)	2

Adjusted net income (loss) before income taxes	$2,221	$(9,095)	$(3,618)	$(17,291)	$(28,344)

Adjusted net income (loss) before income taxes per share	$0.03	$(0.22)	$(0.05)	$(0.28)	$(0.72)

Adjusted Gross Margin
(in thousands)

			Three months
	Three months ended		ended	Years ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009

Sales	$21,702	$2,204	$8,533	$35,157	$7,093

GAAP cost of goods sold	(16,634)	(6,889)	(7,742)	(35,902)	(21,785)
Asset impairments	3,114	—	—	3,114	—

Adjusted cost of goods sold	(13,520)	(6,889)	(7,742)	(32,788)	(21,785)

Adjusted gross margin	$8,182	$(4,685)	$791	$2,369	$(14,692)

Adjusted gross margin percentage	37.7%	-212.6%	9.3%	6.7%	-207.1%

Molycorp Reports 4Q 2010 Results	Page 11
Safe Harbor Statement Regarding Forward-Looking Statements
This release contains forward-looking statements that represent Molycorp’s beliefs, projections and predictions about future events or Molycorp’s future performance. Forward-looking statements can be identified by terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other similar expressions or phrases. These forward-looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause Molycorp’s actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements.
Factors that may cause actual results to differ materially from expected results described in forward-looking statements include, but are not limited to: Molycorp’s ability to secure sufficient capital to implement its business plans; Molycorp’s ability to complete its Phase 1 modernization and expansion efforts and Phase 2 expansion efforts and reach full planned production rates for REOs and other planned downstream products; uncertainties associated with Molycorp’s reserve estimates and non-reserve deposit information; uncertainties regarding global supply and demand for rare earths materials; Molycorp’s ability to maintain appropriate relations with unions and employees; Molycorp’s ability to successfully implement its “mine-to-magnets” strategy; environmental laws, regulations and permits affecting Molycorp’s business, directly and indirectly, including, among others, those relating to mine reclamation and restoration, climate change, emissions to the air and water and human exposure to hazardous substances used, released or disposed of by Molycorp; and uncertainties associated with unanticipated geological conditions related to mining.
For more information regarding these and other risks and uncertainties that Molycorp may face, see the section entitled “Risk Factors” beginning on page 15 of the Company’s initial public offering prospectus on file with the SEC. Any forward-looking statement contained in this presentation or the prospectus reflects Molycorp’s current views with respect to future events and Molycorp assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.
This presentation may contain statistical data and estimates obtained by Molycorp from industry publications and reports generated by third parties. Although Molycorp believes that the publications and reports are reliable, it has not independently verified such data.
This presentation uses the term “resources” to describe those quantities of rare earth elements that are potentially recoverable from accumulations yet to be discovered. Because of the uncertainty of commerciality and lack of sufficient exploration drilling, the resources cannot be classified as reserves. Investors are advised that the SEC does not recognize resources. Only probable and possible reserves may be disclosed to investors in an SEC filing. Resources have a great amount of uncertainty as to their existence. There is no certainty that any portion of the resources will be discovered and, if discovered, whether they could be developed economically. Therefore, investors are cautioned not to assume that all or any part of Molycorp’s resources exists, nor that they can be developed economically. Accordingly, information concerning descriptions of resources contained in this presentation is not comparable to information included in SEC filings.